Exhibit 99.1

Microbot Medical Increases Presence in the EU with the Addition of Greece-based Key Opinion Leader Stavros Spiliopoulos, MD, PhD, EBIR-ES, FCIRSE, to its Scientific Advisory Board

Internationally Recognized and Awarded Interventional Radiologist Enhances Depth of Expertise as the LIBERTY® Robotic System Races Towards Regularity and Commercialization Objectives

HINGHAM, Mass., March 13, 2023 – Microbot Medical Inc. (Nasdaq: MBOT), which continues to experience a rising interest in the LIBERTY ® Robotic System, the first single-use endovascular robotic system, today announced that Stavros Spiliopoulos, MD, PhD, EBIR-ES, FCIRSE, a key opinion leader (KOL) from Greece, has joined the Company’s Scientific Advisory Board (SAB). The addition of Dr. Spiliopoulos, an Associate Professor of Interventional Radiology at Attikon University General Hospital of Athens, further enhances the Company’s EU presence, and his participation will be invaluable as the Company progresses its regulatory and commercialization plans for the LIBERTY® Robotic System.

Dr. Spiliopoulos’ work includes Vascular and non-Vascular Interventional Radiology and Interventional Oncology procedures, and his ongoing research interests include the endovascular management of peripheral arterial disease and dialysis vascular access, personalized vascular medicine, and loco-regional treatments of solid organ malignancies.

“I was quite impressed when I first used the LIBERTY® Robotic System, and I immediately recognized the significant clinical impact and needed to get involved,” commented Dr. Spiliopoulos. “The SAB is a notable collection of well-regarded interventional radiologists within the medical community and academia, and it’s an honor to be joining them to lend my expertise and knowledge to advance the LIBERTY® Robotic System”.

“Our efforts over the past year to educate and raise the clinical awareness of the LIBERTY® Robotic System continues to be highly successful,” commented Eyal Morag, Chief Medical Officer. “The addition of Dr. Spiliopoulos, the first member from Greece, reaffirms our commitment to recruit sought-after and well-published interventional radiologists across Europe and the Americas. This level of success is allowing us to also achieve our goal of establishing centers of excellence to train and expose a wider universe of potential users in key growth markets.”

Dr. Spiliopoulos has received over 20 International Awards and Distinctions for his research in the field of Interventional Radiology and has participated as a primary investigator or co-investigator in clinical and experimental investigational protocols including multicenter, European, and Global studies. He is the holder of the European Boards of Interventional Radiology (EBIR), a certified Endovascular Specialist (EBIR-ES) and a Fellow of the Cardiovascular and Interventional Society Europe (FCIRSE) Radiology. Dr. Spiliopoulos has published more than 200 peer-reviewed PubMed articles (more than 3.500 citations in Scopus) and 19 book chapters. He has given over 100 invited lectures at National and International Congresses. He was an elected member of the Standards of Practice Committee and the Research Committee of CIRSE, Associate Editor in 3 PubMed scientific journals, a member of the Editorial Board of 4 International peer review Journals and Editorial Consultant for the Journal of the American College of Cardiology: Cardiovascular Interventions.

For a complete list and background on the members of the SAB, please use this link About – Microbot Medical

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technological platforms provide the foundation for the development of a Multi Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein with the goals of improving clinical outcomes for patients and increasing accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY and the One & Done™ technologies, the outcome of its studies to evaluate LIBERTY, the One & Done™ technologies and other existing and future technologies, any failure or inability to recruit physicians and clinicians to serve as primary investigators to conduct regulatory studies which could adversely affect or delay such studies, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754